Exhibit 4.6

ENERGY XXI GULF COAST, INC.
2016 LONG TERM INCENTIVE PLAN

NOTICE OF GRANT OF RESTRICTED STOCK UNIT

(Annual Director Award)

Pursuant to the terms and conditions of the Energy XXI Gulf Coast, Inc. 2016 Long Term Incentive Plan, attached as Appendix A (the “Plan”), and the associated Restricted Stock Unit Agreement, attached as Appendix B (the “Agreement”), and the Annual Grant Settlement Election Form, attached as Exhibit C (the “Settlement Election Form”), you are hereby granted an award to receive the number of Restricted Stock Units set forth below whereby each Restricted Stock Unit represents the right to receive one share of Stock, plus rights to certain Dividend Equivalents described in Section 4 of the Agreement, subject to certain restrictions thereon, and under the terms and conditions set forth below, in the Agreement, and in the Plan (the “Restricted Stock Units”). Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Grantee:	______________________

Date of Grant:	January 17, 2017 (“Date of Grant”)

Number of Restricted Stock Units:	____________

Vesting Schedule:

The Forfeiture Restrictions on the Restricted Stock Units granted pursuant to the Agreement will expire and the Restricted Stock Units will vest and become nonforfeitable pursuant to Section 6 of the Agreement as follows: one-half of the Restricted Stock Units on the Date of Grant (the “First Tranche”) and one-half of the Restricted Stock Units on January 31, 2018 (the “Second Tranche”), provided, however, that, except as otherwise provided in the Agreement, such Restricted Stock Units will vest on such dates only if you remain a director of or a service provider to the Company or its Subsidiaries continuously from the Date of Grant through the applicable vesting date.

Notwithstanding the foregoing, in the event of (i) a Change of Control, (ii) a separation from service by reason of death, or (iii) a separation from service by reason of Disability (as defined below), any Restricted Stock Units that are unvested on the date of such event shall become vested on such date.

“Disability” means, as determined by the Board or the Committee, in its sole discretion exercised in good faith, a physical or mental impairment of sufficient severity that you are either unable to perform the essential functions of your position, with or without a reasonable accommodation for your disability, or to perform the essential functions of your position without an accommodation that would be an undue hardship for the Company or a Subsidiary to provide.

Settlement Events:	Stock will become issuable and Dividend Equivalents payable as to the First Tranche on the earlier to occur of (i) a Change of Control or (ii) a “separation from service” within the meaning of the Nonqualified Deferred Compensation Rules (such event and the vesting date with respect to the Second Tranche, a “Settlement Event”). Absent a provision in the Agreement or the Plan to the contrary, Stock and Dividend Equivalents with respect to the First Tranche will be delivered to you no later than 45 days following such Settlement Event.

Stock will become issuable and Dividend Equivalents payable as to the Second Tranche on the date elected by you on a timely submitted Settlement Election Form or, if no such form is timely submitted by you, then on the date of vesting of the Restricted Stock Units. Absent a provision in the Agreement or the Plan to the contrary, Stock and Dividend Equivalents with respect to the Second Tranche, to the extent vested, will be delivered to you no later than 45 days following the Settlement Event.

By your signature and the signature of the Company’s representative below, you and the Company hereby acknowledge receipt of the Restricted Stock Units issued on the Date of Grant indicated above, which have been granted under the terms and conditions of this Notice of Grant of Restricted Stock Units (the “Notice of Grant”), the Plan and the Agreement.

You acknowledge and agree that (a) you are not relying upon any written or oral statement or representation of the Company, its affiliates, or any of their respective employees, directors, officers, attorneys or agents (collectively, the “Company Parties”) regarding the tax effects associated with your execution of this Notice of Grant and your receipt and holding of and the vesting of the Restricted Stock Units, and (b) in deciding to enter into this Agreement, you are relying on your own judgment and the judgment of the professionals of your choice with whom you have consulted. You hereby release, acquit and forever discharge the Company Parties from all actions, causes of actions, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, known or unknown, on account of, arising out of, or in any way related to the tax effects associated with your execution of the Agreement and your receipt and holding of and the vesting of the Restricted Stock Units. In addition, you are consenting to receive documents from the Company and any plan administrator by means of electronic delivery, provided that such delivery complies with applicable law. This consent shall be effective for the entire time that you are a participant in the Plan.

By signing this Notice of Grant you acknowledge receipt of a copy of the Plan and the Agreement and agree to all of the terms and conditions of this Notice of Grant and of the Plan and the Agreement, which are incorporated in this Notice of Grant by reference.

ENERGY XXI GULF COAST, Inc.,
a Delaware corporation

By:

Name: [_________________]
Title: [_________________]

Accepted by:

[GRANTEE]

Date:________________________________

Attachments:

Appendix A – Energy XXI Gulf Coast, Inc. 2016 Long Term Incentive Plan

Appendix B – Restricted Stock Unit Agreement

Appendix C – Annual Grant Settlement Election Form

Appendix A

Energy XXI Gulf Coast, Inc.

2016 Long Term Incentive Plan

5

Appendix B

Restricted Stock Unit Agreement

6

Appendix C

Annual Grant Settlement Election Form

7